EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
NOVEMBER 2, 2017		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS THIRD QUARTER 2017 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.5 billion bank holding company with two bank subsidiaries, announced its financial results for the third quarter of 2017.  Premier realized net income of $3,467,000 (32 cents per diluted share) during the quarter ended September 30, 2017, a 9.6% increase from the $3,164,000 of net income reported for the third quarter of 2016.  The increase in net income during the third quarter of 2017 is largely due to increases in interest income and non-interest income as well as decreases in interest expense and non-interest expense.  These items more than offset an increase in the provision for loan losses during the third quarter of 2017.  On a diluted per share basis, Premier earned $0.32 during the third quarter of 2017 compared to $0.30 per share earned during the third quarter of 2016.  For the first nine months of 2017 Premier realized net income of $11,050,000 ($1.03 per diluted share) compared to $8,767,000 ($0.83 per diluted share) earned during the first nine months of 2016.

President and CEO Robert W. Walker commented, “We are pleased with another strong quarterly earnings performance.  Year-to-date net income in 2017 has increased by $2,283,000, or 26.0%, and year-to-date earnings per diluted share has increased by 24.1%, to $1.03 per diluted share.  Our net interest margin improved to 4.05% in the third quarter of 2017, up from 3.91% in the same quarter of 2016.  Our efforts to reduce operating costs continue as non-interest expenses have decreased by $683,000, or 6.4%, in the third quarter of 2017 and by $993,000, or 3.2%, for the year-to-date compared to 2016.  We continue to work through our non-performing assets and have increased our specific reserves on some impaired loans.  However, since the end of 2016 total non-accrual loans have decreased by $1.6 million, or 6.3%, accruing loans 90+ days past due have decreased by $369,000, or 18.5%, and other real estate owned (“OREO”) has decreased by $1.2 million, or 9.5%.  Our regulatory capital ratios remain strong as our equity-to-asset ratios improve from our positive earnings performance year-to-date.”

Net interest income for the quarter ended September 30, 2017 totaled $14.031 million, up $315,000, or 2.3%, from the $13.716 million of net interest income earned in the third quarter of 2016.  Interest income in 2017 increased by $269,000, or 1.8%, largely due to a $122,000, or 8.9%, increase in interest income on investment securities.  Interest income on loans in the third quarter of 2017 increased $94,000, or 0.7%, compared to the interest income on loans earned during the same quarter of 2016.  Interest income on loans in the third quarter of the prior year included approximately $142,000 of income recognized from deferred interest and discounts recognized on loans that paid off during the quarter compared to no interest income of this kind recognized during the third quarter of 2017.  Otherwise, interest income on loans increased by $236,000, or 1.8%, in the third quarter of 2017, largely due to a higher average balance of loans outstanding during the quarter.  Interest income on investment securities in the third quarter of 2017 increased by $122,000, or 8.9%, largely due to a higher average yield on the investment portfolio, although on a lower average balance of investments outstanding during the quarter.  Interest income from interest-bearing bank balances and federal funds sold increased by $53,000, or 43%, largely due to an increase in the yield on these balances in 2017 on a lower average balance outstanding during the quarter.

Complementing the increase in interest income in the third quarter of 2017 was a $46,000, or 4.0%, decrease in interest expense.  Interest expense on deposits decreased by $11,000, or 1.1%, in the third quarter of 2017, primarily due to a lower average of interest-bearing deposits outstanding during the quarter.  Interest expense on repurchase agreements in the third quarter of 2017 decreased by $3,000, or 30.0%, due to both a decrease in the average rate paid on these agreements as well as a lower average balance outstanding during the quarter.  Interest expense on borrowings in the third quarter of 2017 decreased by $43,000, or 38.7%, largely due to a decrease in outstanding borrowings, including the full repayment of bank based FHLB borrowings during 2016.  Partially offsetting the decrease in interest expense on borrowings was an $11,000, or 17.5%, increase in interest expense on Premier’s subordinated debt, largely due to an increase in the variable interest rate paid in 2017.

During the quarter ended September 30, 2017, Premier recorded $891,000 of provision for loan losses compared to $312,000 of provision for loan losses recorded during the same quarter of 2016.  The provision for loan losses recorded during the third quarter of 2017 was to provide for an increase in specific reserves on impaired loans and to provide for the $17.4 million, or 1.7%, increase in loans outstanding since June 30, 2017.  Specific reserves on impaired loans increased from $1,203,000 at the end of the second quarter of 2017 to $1,598,000 at the end of the third quarter of 2017, largely due to an increase in specific reserves placed on a real estate renovation loan and a non-owner occupied commercial real estate loan.  The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk. The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio, as well as whether additional payments are received on loans previously identified as having significant credit risk.  Gross charge-offs of loans increased by $33,000 in the third quarter of 2017 when compared to the same quarter of 2016, while recoveries on loans previously charged-off increased by $59,000 in the same comparison.  Also during the quarter ended September 30, 2017, non-accrual loans increased by $3.7 million since June 30, 2017, while accruing loans 90+ days past due decreased by $529,000.  Both non-accrual loans and accruing loans 90+ days past due have decreased since year-end 2016.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ended September 30, 2017 totaled $7.748 million compared to $8.546 million in the third quarter of 2016, as a $683,000, or 6.4%, decrease in non-interest expenses was complemented by a $115,000, or 5.6%, increase in non-interest income.  Non-interest income increased by $115,000 in the third quarter of 2017 when compared to the third quarter of 2016, largely due to a $105,000, or 10.2%, increase in service charges on deposit accounts and a $20,000, or 2.5%, increase in electronic banking income.  Secondary market mortgage income also increased by $3,000, or 4.7%.  Partially offsetting these increases, other sources of non-interest income decreased by $13,000, or 7.4%, when compared to the third quarter of 2016.  Non-interest expenses decreased by $683,000 in the third quarter of 2017 when compared to the third quarter of 2016, largely due to a $419,000, or 54.8%, decrease in expenses on other real estate owned (“OREO”), a $124,000, or 7.6%, decrease in occupancy and equipment expenses and a $119,000, or 42.8%, decrease in FDIC insurance expense.  OREO expenses were lower in the third quarter of 2017 due to a higher amount of OREO writedowns and losses on the sale of OREO in 2016 compared to the third quarter of 2017.  The decrease in occupancy and equipment expenses in the third quarter of 2017 is largely due to lower amounts spent on building repairs and utility costs, and a lower level of depreciation expense on information technology equipment.  Other decreases in non-interest expenses include a $57,000, or 1.2%, decrease in staff costs, a $26,000, or 9.4%, decrease in amortization of intangible assets, and a $44,000 decrease in other operating expenses.  These decreases in operating costs were partially offset by a $44,000, or 3.4%, increase in data processing costs, a $29,000, or 17.4%, increase in professional fees, and a $33,000, or 21.2%, increase in taxes not based on income when compared to the second quarter of 2016.

Total assets as of September 30, 2017 were down $3.5 million, or 0.2%, from the $1.496 billion of total assets at year-end 2016.  Liquid assets, such as cash and due from banks, interest bearing bank balances and federal funds sold, decreased by $29.3 million, as funds were used to fund loans or satisfy deposit withdrawals.  Investment securities increased by $596,000, or 0.2%, since year-end 2016, while total loans outstanding increased by $30.5 million, or 3.0%.  Other real estate owned decreased by $1.2 million, or 9.5%, as writedowns and sales of properties exceeded additions attributable to new foreclosures.  Other assets decreased by $1.8 million, largely due to depreciation expense recorded on premises and equipment and changes in deferred taxes related to the increase in the market value of the investment portfolio, while goodwill and other intangible assets decreased by $768,000 due to core deposit intangible amortization.  Total deposits decreased by $10.0 million, or 0.8% since year-end 2016, including a $14.5 million decrease in savings deposits, and a $14.6 million decrease in time deposits since year-end 2016.  Partially offsetting these decreases, interest bearing transaction deposits have increased by $10.7 million, or 4.5%, and non-interest bearing demand deposits have increased by $8.3 million, or 2.6%, since year-end 2016.  Customer repurchase agreements increased by $1.3 million, or 5.4% since year-end 2016.  Other borrowings decreased by $2.9 million, or 32.3%, since year-end 2016 due to scheduled principal payments plus additional principal payments on Premier’s existing borrowings.  However, the subordinated debentures assumed by Premier as part of its acquisition of First National Bankshares Corporation (“Bankshares”) in January 2016 increased by $25,000 due to the accretion of purchase accounting fair value adjustments applied to the $6.186 million of Bankshares subordinated debentures.

Stockholders’ equity of $183.3 million equaled 12.3% of total assets at September 30, 2017, which compares to stockholders’ equity of $174.2 million, or 11.6% of total assets at December 31, 2016.  The increase in stockholders’ equity was largely due to the $11.1 million of net income in the first nine months of 2017 as well as a $2.4 million, net of tax, increase in the market value of the investment portfolio available for sale.  These increases in stockholders’ equity were partially offset by the $0.45 per share of common stock dividends declared and paid during the first nine months of 2017.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the periods ended September 30, 2017

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Nine-Months Ended
	Sept 30	Sept 30	Sept 30	Sept 30
	2017	2016	2017	2016
Interest Income	15,134	14,865	46,616	43,741
Interest Expense	1,103	1,149	3,327	3,479
Net Interest Income	14,031	13,716	43,289	40,262
Provision for Loan Losses	891	312	2,033	1,436
Net Interest Income after Provision	13,140	13,404	41,256	38,826
Non-Interest Income	2,177	2,062	6,328	6,064
Non-Interest Expenses	9,925	10,608	30,327	31,320
Income Before Taxes	5,392	4,858	17,257	13,570
Income Taxes	1,925	1,694	6,207	4,803
NET INCOME	3,467	3,164	11,050	8,767

EARNINGS PER SHARE	0.33	0.30	1.04	0.83
DILUTED EARNINGS PER SHARE	0.32	0.30	1.03	0.83
DIVIDENDS PER SHARE	0.15	0.136	0.45	0.408

Charge-offs	336	303	1,102	575
Recoveries	109	50	592	355
Net charge-offs (recoveries)	227	253	510	220

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	September 30	December 31
	2017	2016
ASSETS
Cash and Due From Banks	41,831	41,443
Interest Bearing Bank Balances	24,263	58,052
Federal Funds Sold	11,632	7,555
Securities Available for Sale	289,203	288,607
Loans (net)	1,042,965	1,013,987
Other Real Estate Owned	11,458	12,665
Other Assets	32,371	34,164
Goodwill and Other Intangible Assets	38,952	39,720
TOTAL ASSETS	1,492,675	1,496,193

LIABILITIES & EQUITY
Deposits	1,269,384	1,279,386
Fed Funds/Repurchase Agreements	25,116	23,820
Other Borrowings	6,000	8,859
Subordinated Debentures	5,368	5,343
Other Liabilities	3,550	4,601
TOTAL LIABILITIES	1,309,418	1,322,009
Common Stockholders’ Equity	183,257	174,184
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,492,675	1,496,193

TOTAL BOOK VALUE PER COMMON SHARE	17.19	16.37
Tangible Book Value per Common Share	13.54	12.64

Non-Accrual Loans	24,136	25,747
Loans 90 Days Past Due and Still Accruing	1,630	1,999